Sub-Item 77C
Submission of matters to a vote of security holders

A special meeting of shareholders was held on June 13, 2016, to vote on the following proposal. Each proposal received the required number of votes and was adopted.
A summary of voting results is listed below.

Proposal 1:
To elect four Directors/Trustees to the Board of
Directors/Trustees:
(01)	  Tanya S. Beder
For
$    8,473,153,265
Against
$       121,459,590
TOTAL
$    8,594,612,854

(02)	  Jeremy I. Bulow
For
$    8,469,793,581
Against
$       124,819,273
TOTAL
$    8,594,612,854

(03)	  Anne Casscells
For
$    8,465,895,232
Against
$       128,717,622
TOTAL
$    8,594,612,854

(04)	  Jonathan D. Levin
For
$    8,468,929,867
Against
$       125,682,987
TOTAL
$    8,594,612,854